PBF Energy Announces Pricing of $250 Million Add-on Offering

of 9.25% Senior Secured Notes Due 2025

PARSIPPANY, NJ – December 16, 2020 – PBF Energy Inc. (NYSE:PBF) (“PBF Energy”) today announced that its indirect subsidiary, PBF Holding Company LLC (“PBF Holding”), priced an add-on offering of $250.0 million in aggregate principal amount of 9.25% senior secured notes due 2025 (the “Notes”) at an issue price of 100.25% of their face value. The Notes will be co-issued by PBF Finance Corporation, a wholly owned subsidiary of PBF Holding. The Notes will be issued as additional notes under the existing indenture pursuant to which PBF Holding and PBF Finance Corporation previously issued $1,000.0 million aggregate principal amount of 9.25% Senior Secured Notes due 2025. The offering is expected to close on December 21, 2020, subject to customary closing conditions. PBF Holding intends to use the net proceeds from the offering for general corporate purposes.

The Notes will be offered in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer of the Notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act or any applicable state securities laws, and the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s expectations with respect to the timing and amount of the offering and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973-455-7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973-455-8994